Marketing and Sales Agreement	February 25, 2006
Summit Environmental Corp., Inc. & Asah Terra Nigeria Joint Venture #1, Inc.	Page 1 of 10 Pages

MARKETING AND TECHNOLOGY LICENSE AGREEMENT
(Summit - Asah Terra)

This Agreement “Agreement”) is entered into effective February 25, 2006, by and between Summit Environmental Corporation, Inc. (“Summit”), a Texas corporation, and Asah Terra Nigeria Joint Venture #1, Inc. (“Asah Terra”), a Washington corporation.

In consideration of the representations, promises and undertakings set forth below, the parties agree as follows:

1.	Representations by Summit. Summit Represents to Asah Terra as follows:

1.1
Summit is the exclusive owner of certain Products and Technologies listed on Exhibit 1 attached hereto (the “Products and Technologies” or “Products”). Summit has the exclusive right to manufacture and market each of the Products and Technologies in any territory or industry (due to Summit’s ownership of certain patents, trademarks and intellectual property and/or products and technologies licensed to Summit exclusively by Biogenesis Enterprises, Inc.) listed in Exhibit 2 and not excluded by Exhibit 3 herein.

1.2
Summit enters into marketing and technology agreements with companies to develop venues and to market the Products and Technologies in specific areas of the world. Based upon the representations and covenants of Asah Terra, Summit is willing to grant the rights to develop, market, sell, and/or implement its Products and Technologies and/or its technologies herein named on the terms set forth below.

1.3
Summit agrees to not unreasonably deny Asah Terra its request to amend Exhibit 2, with reference to Exhibit 3 herein, enabling Asah Terra to expand its exclusive developmental and marketing network into other marketing areas as they become known, provided that Summit has not already established a distribution network in said specific market.

Exhibit 10.17

Marketing and Sales Agreement	February 25, 2006
Summit Environmental Corp., Inc. & Asah Terra Nigeria Joint Venture #1, Inc.	Page 2 of 10 Pages

1.4
Summit shall extent to Asah Terra the rights to include Summit’s Products and Technologies or products and technologies manufactured by Biogenesis Enterprises, Inc. exclusively for Summit but with the sole approval authority remaining with Summit. Summit further warrants to Asah Terra that Summit possesses the rights to products and technologies manufactured by Biogenesis Enterprises, Inc., granted to Asah Terra herein by virtue of the license agreement executed by and between Summit and Biogenesis Enterprises, Inc.

2.	Representations by Asah Terra. Asah Terra represents to Summit as follows:

2.1
Asah Terra is a corporation in good standing in the state of Washington with a working knowledge and understanding of developing projects requiring the use of Summit’s Products and Technologies and service launches into new markets specifically in the country of Nigeria.

2.2
Asah Terra is an experienced project developer, marketer and Products and Technologies supplier to the industry or market herein mentioned. It has the contacts and sales representatives needed to identify and develop projects and develop and market the Products and Technologies in the territories or industries described herein. Further, Asah Terra possesses the technical contacts and representatives to service the accounts resulting from this agreement.

3.
Appointment of Asah Terra as Project Developer and Marketer and Sales Representative for Summit. Summit authorizes Asah Terra to identify and develop projects and market the Products and Technologies along with the use of its trademarks and trade names so long as Summit is acknowledged in conjunction with said usage in specific geographic areas (the “Territories”) or industries (the “Industries”) described in Exhibit 2 attached hereto. Asah Terra will use its best efforts to research, develop, test, and evaluate markets for the Products and Technologies and their potential in the Territories and Industries.

4.	Asah Terra Obligations. Asah Terra covenants to do the following:

4.1	Identify the Territory or Industry for which each project will be developed and the corresponding sale of Products and Technologies is to be made.

Exhibit 10.17

Marketing and Sales Agreement	February 25, 2006
Summit Environmental Corp., Inc. & Asah Terra Nigeria Joint Venture #1, Inc.	Page 3 of 10 Pages

4.2
Exert its best effort to develop projects and market the Products and Technologies in the Territories and Industries. Acquire request for proposals (RFP) from potential clients in order to sell and contract for Summit Products and Technologies. Participate with Summit in joint projects. Submit joint project proposals on behalf of Summit and Asah Terra for work described by potential clients in their RFP.

4.3	Not sell or promote competing products and/or technologies in the Territories and Industries.

4.4	Utilize the Summit website and marketing data currently to reflect the integrity of the Products and Technologies and their unique certification and listings.

4.5	Asah Terra acknowledges Summit’s position of final approval for the use of its Products and Technologies as contained in section 1.4 above.

5.	Summit’s Obligations. Summit covenants to do the following:

5.1
Deliver as promptly as practicable all Asah Terra technical support, project recommendations, equipment and products completing sales orders, FOB, point of origin, by shipment to such locations as Asah Terra shall designate, unless Asah Terra shall accept delivery by use of their own vendor.

5.2
With regard to Asah Terra project development and marketing rights, Summit agrees not to sell to persons or entities other than Asah Terra within the scope of those registered to Exhibit 2 herein and protected by the Non-Disclosure/Non-Circumvention Bilateral Agreement between the two parties herein dated February 5, 2006.

5.3
Promptly refer to Asah Terra all leads, inquiries or prospects regarding potential projects, venues, or purchasers of the Projects and Technologies within any Territory or Industry of the marketing rights, which are not excluded by Exhibit 3 examples of which are captioned in 5.2 above.

5.4	Provide Asah Terra with wholesale pricing for other Projects and Technologies in their respective Territories or Industries.

Exhibit 10.17

Marketing and Sales Agreement	February 25, 2006
Summit Environmental Corp., Inc. & Asah Terra Nigeria Joint Venture #1, Inc.	Page 4 of 10 Pages

6.
Summit and Asah Terra Joint Project. When Asah Terra successfully identifies and develops a RFP through its marketing, contacts and sales representatives, a Joint Project (JP) shall be created between Summit and Asah Terra. The JP shall be defined as work requiring the joint efforts and resources of Summit and Asah Terra. The JP will be formed when Summit receives from Asah Terra the name of the project (Project), its Work Order Number, and the Project’s scope of work (Project Scope). The Project Scope shall define, describe, and attach any available information concerning the Project problem definition, technical assessment, objectives and goals. Summit and Asah Terra will then prepare a Joint Project Proposal to be submitted to the Project’s managing entity (Client). The work (Work), with recommendation from Biogenesis Enterprises, Inc. for the successful completion of said JP, shall be defined and described in the Joint Project Proposal prepared and agreed to by both Summit and Asah Terra. Summit shall be the General Contractor and managing entity of all JP’s. Summit shall be responsible for the end product of all JP’s and therefore shall direct all work described in the Project Proposal. Asah Terra shall provide contacts with the Client and local suppliers and governing entities. Both Summit and Asah Terra shall work diligently and cooperatively to successfully achieve the objectives and required end product of the JP.

6.1
Joint Project Proposal (JP Proposal). The JP Proposal shall contain the Project Scope, the Work to be done and the objectives and/or required end product. The JP Proposal shall include a JP plan describing the Critical Path and proposed JP task timeline from start to finish including, but not limited to, a schedule of applicable laboratory work, materials, manpower and consultants, equipment, and power needed to do the Work. The JP Proposal shall contain estimated costs of said applicable laboratory work, materials, equipment, chemicals, manpower and consultants, materials, power and other costs necessary for the Work. The JP Proposal shall also contain Duties and Responsibilities, describing the duties and responsibilities of Summit, Biogenesis Enterprises, Inc. and Asah Terra relating to the project tasks, communications, chemicals and materials delivery, manpower, and other resources necessary for the successful completion of the JP.

6.2
Joint Project Profit. The JP Proposal shall include an amount of profit which shall be shared equally at the JP completion by Summit, Biogenesis Enterprises, Inc. and Asah Terra. Both Summit and Asah Terra shall make every effort to complete the JP in a diligent and efficient manner while achieving the stated objectives and end product and to provide a JP Profit. Profit shall be the balance, if any, derived by calculations from Summit’s accounting department. All schedules and final calculations must be approved by both Summit and Asah Terra in determining the final JP profit.

Exhibit 10.17

Marketing and Sales Agreement	February 25, 2006
Summit Environmental Corp., Inc. & Asah Terra Nigeria Joint Venture #1, Inc.	Page 5 of 10 Pages

7.
Prices and Terms of Payment. Exhibit 1 lists the prices Summit shall charge for Products and Technologies. Upon 90 days written notice from Summit to Asah Terra, Summit may change these prices, but only to reflect (1) demonstrated increases in Summit’s direct costs of goods and/or (2) increases in the consumer price index published by the U.S. Department of Labor. All chemical prices are FOB, point of origin. Payment terms are cash, U.S.A. dollars, with chemical order (50% down and 50% balance due on shipping readiness) or an irrevocable letter of credit on a bank favorable to Summit.

8.
Delivery. Each shipment order will have a pre-negotiated delivery date for delivery due to the customer, size of order, and the Products and Technologies with any specific requirements for said order, if delivered to an entity other than Asah Terra.

In General:

8.1	Fire suppression and Remediation Bulk Products and Technologies - 3 weeks. Summit shall have sufficient inventory to fill order of up to 3 pallets at all times.

8.2	Special Remediation Formulation - 4 weeks.

8.3	Custom-made Equipment, Products and Technologies - 8 weeks or longer.

9.
Use of Name and Trademarks. Asah Terra shall prominently display and use Summit’s name, trademarks, trade names, and logos in the operation of the project development and marketing rights granted herein. Asah Terra may indicate in signs, advertising, and other publicity and marketing materials that Asah Terra is authorized as marketing representative of Summit’s Products and Technologies in accordance with the provisions of Exhibit 2 herein. Asah Terra shall not use Summit’s name in Asah Terra’s own corporate name or any fictitious business name.

10.
Warranties. Summit shall provide Asah Terra with a standard warranty for all Products and Technologies Asah Terra markets on behalf of Summit or Biogenesis Enterprises, Inc. The warranties shall conform to reasonable commercial standards when compared to other competitive Products and Technologies. Asah Terra shall pass through the warranties to all persons who purchase any Products and/or Technologies from Summit and/or Asah Terra without varying any of the warranties’ terms or provisions. Summit shall repair or replace any Products and/or Technologies covered by a warranty that malfunctions, fails to operate or is otherwise defective.

Exhibit 10.17

Marketing and Sales Agreement	February 25, 2006
Summit Environmental Corp., Inc. & Asah Terra Nigeria Joint Venture #1, Inc.	Page 6 of 10 Pages

11.	Indemnities. The parties shall indemnify each other as follows:

11.1
Asah Terra shall indemnify Summit and hold Summit harmless against, and defend against, each claim and damage of every kind for injury to or death of any person or for damage to or loss of property, arising out of or attributed, directly or indirectly, to the conduct, operations or performance of Asah Terra.

11.2
Summit shall indemnify Asah Terra and hold Asah Terra harmless against, and defend against, each claim and damage of every kind arising out of any defects, failures or malfunctions of any Products and Technologies, except those caused by Asah Terra or otherwise arising out of or attributed, directly or indirectly, to the conduct, operations or performance of Asah Terra. Summit shall at all times maintain Products Completed Liability Insurance covering all Products and be named and cause Asah Terra to be named by Biogenesis Enterprises, Inc. for Technologies sold to or through Asah Terra by Summit with a maximum limit of $2 million per occurrence. Such policies of insurance shall name Asah Terra as an additional insured party, and Summit shall provide a copy of such a certificate of insurance whether from Summit or Biogenesis Enterprises, Inc. to Asah Terra after the execution of this agreement when requested for JPs described herein.

12.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

13.
Termination of the Agreement. Each party to this Agreement, at its option, and without prejudice to any other remedy it may have at law or in equity, may terminate the Agreement on 30 days’ notice to the other party for any of the following causes not corrected within such 30 days’ notice period: If the other party -

13.1	Is adjudged as voluntarily or involuntarily bankrupt.

13.2	Allows a money judgment against it to remain unsettled for 90 days or longer.

13.3	Becomes insolvent or has a receiver of its assets or property appointed.

13.4	Makes an assignment for the benefit of its creditors.

13.5	Institutes or suffers to be instituted a proceeding for the reorganization or rearrangement of its affairs.

13.6	Defaults in the performance of any material obligation under this Agreement.

Exhibit 10.17

Marketing and Sales Agreement	February 25, 2006
Summit Environmental Corp., Inc. & Asah Terra Nigeria Joint Venture #1, Inc.	Page 7 of 10 Pages

15.
Disputes. All disputes concerning this Agreement’s interpretation or validity, or the performance by the parties of their obligations under this Agreement, shall be governed by and resolved in accordance with the laws of the State of Texas, county of Gregg. In any legal or equitable action or arbitration between the parties, the prevailing party shall be entitled to recover its reasonable attorney’s fees and its other costs of the action or proceeding. No waiver by a party may constitute a breach of this Agreement by the other party, or any delay or failure by a party to exercise any right given to it hereunder or to insist upon the strict performance by the other party of its obligations hereunder, shall constitute a waiver by either party of its right at any time to insist upon the strict compliance by the other party with the provisions hereof.

16.
Entire Agreement. This Agreement supersedes all earlier agreements between the parties. It contains all the terms and conditions agreed upon by the parties with reference to its subject matter. It can be changed or modified by written instrument only, executed by both parties.

17.
Notices. Any Notices a party sends to the other party pursuant to this Agreement (as distinguished from notices sent pursuant to litigation or dispute arbitration) shall be deemed delivered, if sent by regular mail, three days after deposited in a post office; if sent by fax or electronic mail, the day of receipt if received on a regular business day before 5:00 p.m., otherwise, the next business day; or if sent by certified mail or courier delivery, the day of receipt. The addresses of the parties are as follows or as may be changed by written notification by one party to the other party:

Summit Environmental Corporation, Inc.	Asah Terra Nigeria Joint Venture #1, Inc.
210 South Green Street	9805 N.E. 116 Street
Longview, TX 75601	Kirkland, WA 98034
Fax: 903-758-1903	Fax: 425 820-2775

Summit Environmental Corporation, Inc.	Asah Terra Nigeria Joint Venture #1, Inc.

By: /s/ B. Keith Parker	By: /s/ Thomas J. Hilton
B. Keith Parker, CEO	Thomas J. Hilton, Director

Date: 3 March 2006	Date: 28 Feb 2006

Exhibit 10.17

Marketing and Sales Agreement	February 25, 2006
Summit Environmental Corp., Inc. & Asah Terra Nigeria Joint Venture #1, Inc.	Page 8 of 10 Pages

EXHIBIT 1

Products and Technologies	Base Summit
Selling Price

Project Equipment	Per Project Quote

Specialty Chemicals	Per Project Quote

Exhibit 10.17

Marketing and Sales Agreement	February 25, 2006
Summit Environmental Corp., Inc. & Asah Terra Nigeria Joint Venture #1, Inc.	Page 9 of 10 Pages

EXHIBIT 2

TERRITORIES and INDUSTRIES

Products and Technologies	Industry	Term	Renewal Date

Fire Suppression Ultimate Clean Products Specialty Design Project Formulations	Shell Oil and other oil and gas natural gas industry companies of Nigeria	5 year	February 14, 2008

Fire fighting apparatus		5 year	February 14, 2008

Footnotes: Inventory for Exhibit 2 shall be protected and in accordance with the Non-Circumvention, Non-Disclosure Agreement executed by the parties herein on February 15, 2006.

This section is to be amended from time to time as territories and industries need to be added. Listing or addition of industry expansion should be done by amending this Exhibit 2 and the Agent Registration Schedule to the Non-Disclosure and Non-Circumvention Bilateral Agreement should be amended for the addition of specific entities becoming a part hereto.

Exhibit 10.17

Marketing and Sales Agreement	February 25, 2006
Summit Environmental Corp., Inc. & Asah Terra Nigeria Joint Venture #1, Inc.	Page 10 of 10 Pages

EXHIBIT 3

MARKET EXCLUSIONS

Companies and Contacts not subject to this agreement:

Taiwan	Australia	Argentina	Poland
New Zealand	Canada	India
Mexico	USA

Companies and Contacts

Summit reserves the right unilaterally to amend Exhibit 3 from time to time but without conflict with Exhibit 2 or the Non-Circumvention/Non Disclosure Agreement executed between the parties hereto dated February 15, 2006.

Exhibit 10.17